Exhibit 23.3

CONSENT OF EXPERT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of EnPro Industries, Inc. of references to our report dated February 2, 2010, with respect to the estimation of the liability of Garlock Sealing Technologies LLC for pending and reasonably estimable unasserted future asbestos claims, which references are included in the Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2013.

/s/ Charles E. Bates

Charles E. Bates, PhD
Chairman
Bates White

April 24, 2014